UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 7, 2005

NANO-PROPRIETARY, INC.
(Exact name of registrant as specified in its charter)

TEXAS	1-11602	76-0273345
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3006 Longhorn Boulevard, Suite 107, Austin, Texas	78758
(Address of principal executive offices)	(Zip Code)

(512) 339 - 5020
Registrant’s telephone number, including area cod

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events.

On March 7, 2005, Douglas P. Baker, our Chief Financial Officer, adopted a pre-arranged stock selling plan, intended to qualify for the safe harbor under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Under the plan, up to 100,000 shares of our common stock acquirable upon the exercise of options by Mr. Baker may be sold at specified market prices greater than or equal to $5.00 per share, and an additional 200,000 shares may be sold at specified market prices greater than or equal to $10.00 per share, subject to certain limitations. Sales pursuant to this plan may begin on or after April 7, 2005. The plan will terminate on December 31, 2006, unless terminated sooner in accordance with the plan’s terms. No plan has been adopted for Mr. Baker’s remaining shares. Mr. Baker has informed us that any sales pursuant to this plan will comply with Rule 144, and Mr. Baker has represented that he had no knowledge of any material nonpublic information regarding the company when he adopted the plan. Any actual sales under this plan will be publicly disclosed under Rule 16a-3.

Except as may be required by law, we do not undertake to report plans by other officers or directors of the Company, nor to report modifications, terminations, transactions or other activities under the plans adopted by the officer named above or the plan of any other officer or director.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANO-PROPRIETARY, INC.

By:	/s/ Marc W. Eller
Marc W. Eller Chief Executive Officer
Date: March 7, 2005